Exhibit 99.1

Dorian LPG Ltd. Announces First Quarter Fiscal Year 2024 Financial Results

Stamford, CT –August 2, 2023– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2023.

Key Recent Developments

●	Declared an irregular cash dividend totaling $40.4 million to be paid on or about September 6, 2023.

●	Time chartered-in a dual-fuel Panamax VLGC for seven years, with two consecutive one-year charterer’s option periods and purchase options in years seven through nine.

●	Fixed the interest rate on the Cougar Japanese Financing Arrangement at 6.34% effective August 2023.

Highlights for the First Quarter Fiscal Year 2024

●	Revenues of $111.6 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $51,156.

●	Net income of $51.7 million, or $1.28 earnings per diluted share (“EPS”), and adjusted net income(1) of $48.9 million, or $1.21 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $74.8 million.

●	Declared and paid an irregular cash dividend totaling $40.4 million in May 2023.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The first quarter results reflected a firm market, as strong demand continues to absorb new-building deliveries. Our board declared an irregular dividend, once again highlighting our commitment to disciplined capital allocation consistent with a strong balance sheet. The addition of the “Cristobal,” one of four dual-fuel ships to join our fleet, reflects a diligent approach to fleet renewal. It is appropriate to acknowledge that our fine results would not have been possible without our dedicated seafarers and our shoreside staff who strive to provide our customers the best, safe, reliable, clean and trouble free transportation service.”

First Quarter Fiscal Year 2024 Results Summary

Net income amounted to $51.7 million, or $1.28 per diluted share, for the three months ended June 30, 2023, compared to $24.8 million, or $0.62 per diluted share, for the three months ended June 30, 2022.

Adjusted net income amounted to $48.9 million, or $1.21 per diluted share, for the three months ended June 30, 2023, compared to adjusted net income of $22.4 million, or $0.56 per diluted share, for the three months ended June 30, 2022. Adjusted net income for the three months ended June 30, 2023 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $2.9 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $26.5 million increase in adjusted net income for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, is primarily attributable to (1) increases of $34.8 million in revenues and $1.3 million in interest income; (2) a $1.9 million favorable change in realized gain/(loss) on derivatives; and (3) decreases of $0.5 million in voyage expenses and $0.2 million in general and administrative expenses; partially offset by increases of  $5.1 million in charter hire expenses, $2.7 million in vessel operating expenses, $2.4 million in interest and finance costs, and $0.9 million in depreciation and amortization; and a reduction of $0.9 million in other gains, net.

The TCE rate per operating day for our fleet was $51,156 for the three months ended June 30, 2023, a 29.2% increase from $39,608 for the same period in the prior year, driven by higher spot rates and reduced bunker prices. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 95.9% during the three months ended June 30, 2022 to 98.0% during the three months ended June 30, 2023.

Vessel operating expenses per day increased to $10,383 for the three months ended June 30, 2023 compared to $9,378 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $111.6 million for the three months ended June 30, 2023, an increase of $34.8 million, or 45.2%, from $76.8 million for the three months ended June 30, 2022 primarily due to an increase in average TCE rates, fleet utilization, and fleet size. Average TCE rates increased by $11,548 per operating day from $39,608 for the three months ended June 30, 2022 to $51,156 for the three months ended June 30, 2023, primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $95.729 during the three months ended June 30, 2023 compared to an average of $76.175 for the three months ended June 30, 2022. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $955 during the three months ended June 30, 2022, to $584 during the three months ended June 30, 2023. Our fleet utilization increased from 95.9% during the three months ended June 30, 2022 to 98.0% during the three months ended June 30, 2023. Our available days increased from 2,002 for the three months ended June 30, 2022 to 2,219 for the three months ended June 30, 2023 due to three additional vessels in our fleet.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $10.5 million and $5.4 million for the three months ended June 30, 2023 and 2022, respectively. The increase of $5.1 million, or 95.2%, was mainly caused by an increase in the number of chartered-in days from 182 for the three months ended June 30, 2022 to 364 for the three months ended June 30, 2023, partially offset by a slight decrease in the average cost per day.

Vessel Operating Expenses

Vessel operating expenses were $19.8 million during the three months ended June 30, 2023, or $10,383 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. The increase of $2.7 million, or 16.3% from $17.1 million for the three months ended June 30, 2022 was partially due an increase in operating expenses per vessel per calendar day along with an increase of calendar days for our fleet from 1,820 during the three months ended June 30, 2022 to 1,911 during the three months ended June 30, 2023. The increase in calendar days resulted from the delivery of our dual-fuel VLGC Captain Markos in March 2023. The increase of $1,005 per vessel per calendar day, from $9,378 for the three months ended June 30, 2022 to $10,383 per vessel per calendar day for the three months ended June 30, 2023, was primarily the result of increases of $634 per vessel per calendar day for spares and stores and $369 per vessel per calendar day for repairs and maintenance. Both cost categories were driven by non-capitalizable drydock-related operating expenses totaling $274 per vessel per calendar day.

General and Administrative Expenses

General and administrative expenses were $9.2 million for the three months ended June 30, 2023, a decrease of $0.2 million, or 2.1%, from $9.4 million for the three months ended June 30, 2022. This reduction was driven by a decrease of $0.9 million in cash bonuses resulting from differences in the timing of the approvals of cash bonuses to certain employees in the periods ended June 30, 2023 and 2022. This decrease was partially offset by increases of $0.3 million in employee-related costs and benefits, $0.1 million in stock-based compensation and $0.3 million in other general and administrative expenses for the three months ended June 30, 2023.

Interest and Finance Costs

Interest and finance costs amounted to $10.4 million for the three months ended June 30, 2023, an increase of $2.4 million, or 30.7%, from $8.0 million for the three months ended June 30, 2022. The increase of $2.4 million during this period was mainly due to an increase of $3.1 million in interest incurred on our long-term debt and a reduction of $0.2 million in capitalized interest, partially offset by reductions of $0.6 million in amortization of financing costs and $0.3 million in loan expenses. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, partially offset by a decrease in average indebtedness, excluding deferred financing fees, from $687.9 million for the three months ended June 30, 2022 to $658.2 million for the three months ended June 30, 2023. As of June 30, 2023, the outstanding balance of our long-term debt, net of deferred financing fees of $5.9 million, was $644.4 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $2.9 million for the three months ended June 30, 2023, compared to a gain of $2.5 million for the three months ended June 30, 2022. The $0.4 million swing is attributable to favorable changes in forward SOFR yield curves partially offset by reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives amounted to $1.8 million for the three months ended June 30, 2023, compared to a realized loss of $0.1 million for the three months ended June 30, 2022. The favorable $1.9 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Fleet

The following table sets forth certain information regarding our fleet as of July 27, 2023.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q1 2025
Concorde	84,000	Hyundai	2015	X	S	Time Charter(7)	Q1 2024
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q4 2023
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q1 2024
Cresques(3)	84,000	Daewoo	2015	X	S	Pool-TCO(5)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q4 2023
Clermont	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q4 2023
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	—	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(4)	—
Astomos Venus(9)	83,309	Mitsubishi	2016	X	—	Pool(4)	—
HLS Citrine(10)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(11)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(12)	86,980	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(9)	Currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2023.
(10)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(12)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook & Update

Despite additional announcements by OPEC+ to further cut crude oil production, the average Brent Oil (“Brent”) and West Texas Intermediate (“WTI”) price fell over the quarter, averaging around $3-4 per barrel less in the second calendar quarter of 2023 compared to the first calendar quarter of 2023.

Healthy LPG supply in the second calendar quarter of 2023 resulted in prices of propane dropping in all major regions. In the U.S., exports were approximately 14.4 million metric tons during the second calendar quarter of 2023. With adequate inventory levels, additional production volumes have been priced to export and propane prices fell from approximately 45% of WTI in the first calendar quarter of 2023 to an average of 34% in June 2023. Butane has followed a similar trend with limited upside for domestic demand in the U.S. resulting in butane prices also falling to below 40% of WTI by the end of the second calendar quarter of 2023.

Saudi Arabia saw exports of LPG rise in the second calendar quarter of 2023, particularly in May, resulting in posted contract prices dropping from an average of $700 per metric ton in the first calendar quarter of 2023 to $520 per metric ton in the second calendar quarter of 2023 for propane and from $712 per metric ton to $513 per metric ton for butane over the same time frame.

The lower prices of propane and butane were also observed in major importing regions of the Far East and NW Europe. In NW Europe, propane prices were seen to decline from an average of 58% of Brent in the first calendar quarter of 2023 to an average of 46% of Brent in the second calendar quarter of 2023. Eastern propane prices saw a similar decline reaching an average of 54% of Brent in the second calendar quarter of 2023. Butane prices saw a larger decline after higher prices were realized in the first calendar quarter of 2023 due to seasonal demand from gasoline blending, and with demand deteriorating since then, prices have also pulled back.

As a result of lower feedstock costs, LPG petrochemical margins significantly improved. PDH margins in the East were maintained at a similar level to those seen towards the end of the first calendar quarter of 2023 and as a consequence, Chinese imports rose throughout the second calendar quarter and are expected to be nearly 3 million metric tons higher than the first calendar quarter of 2023. Not all of the increased imported volume was consumed in petrochemical applications, with inventory and retail demand also increasing. Two new PDH plants started operations in China during the second calendar quarter of 2023, with a further five plants potentially starting over the next quarter, although delays are expected.

On average, the second calendar quarter of 2023 saw cracker margins improve for utilizing LPG as a feedstock over the previous quarter. Negative margins for naphtha in the Far East and in NW Europe have generally maintained LPG’s advantage, although consumption has not been maximized with operating rates reducing in some plants. Both olefin and polyolefin prices remain somewhat under pressure due to the continued increase in production capacity at a time of sluggish demand. Volatility is expected to continue throughout 2023.

The Baltic VLGC index strengthened further in the second calendar quarter of 2023 from an average of around $87.4 per metric ton in the first calendar quarter of 2023 to approximately $96 per metric ton in the second calendar quarter of 2023. The continuously tight VLGC supply/demand balance, the strong arbs and logistical constraints, including delays at the Panama Canal, have kept the freight rates consistently above the 5-year highs for the period.

A further 13 new VLGCs were added to the worldwide fleet during the second calendar quarter of 2023 without causing a downward freight dynamic. Panama Canal delays for the VLGC fleet in the second calendar quarter of 2023 remained in line with the first calendar quarter of 2023.

Currently, the VLGC orderbook stands at approximately 18% of the current global fleet. An additional 66 VLGCs equivalent to roughly 5.9 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2027. The average age of the global fleet is now approximately 10.5 years old.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2023	June 30, 2022
Statement of Operations Data
Revenues	$111,562,907	$76,823,722
Expenses
Voyage expenses	298,383	775,545
Charter hire expenses	10,546,810	5,402,145
Vessel operating expenses	19,842,386	17,067,913
Depreciation and amortization	16,655,317	15,809,778
General and administrative expenses	9,218,137	9,413,139
Total expenses	56,561,033	48,468,520
Other income—related parties	620,433	591,802
Operating income	55,622,307	28,947,004
Other income/(expenses)
Interest and finance costs	(10,403,849)	(7,958,554)
Interest income	1,690,220	408,278
Unrealized gain on derivatives	2,859,274	2,454,234
Realized gain/(loss) on derivatives	1,847,764	(50,384)
Other gains, net	105,421	1,047,142
Total other income/(expenses), net	(3,901,170)	(4,099,284)
Net income	$51,721,137	$24,847,720
Earnings per common share—basic	1.29	0.62
Earnings per common share—diluted	$1.28	$0.62
Financial Data
Adjusted EBITDA(1)	$74,849,872	$46,871,074
Fleet Data
Calendar days(2)	1,911	1,820
Time chartered-in days(3)	364	182
Available days(4)	2,219	2,002
Operating days(5)(8)	2,175	1,920
Fleet utilization(6)(8)	98.0%	95.9%
Average Daily Results
Time charter equivalent rate(7)(8)	$51,156	$39,608
Daily vessel operating expenses(9)	$10,383	$9,378

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2023	June 30, 2022
Net income	$51,721,137	$24,847,720
Interest and finance costs	10,403,849	7,958,554
Unrealized gain on derivatives	(2,859,274)	(2,454,234)
Realized (gain)/loss on interest rate swaps	(1,847,764)	50,384
Stock-based compensation expense	776,607	658,872
Depreciation and amortization	16,655,317	15,809,778
Adjusted EBITDA	$74,849,872	$46,871,074

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., commercial waiting, repositioning following drydocking, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2023	June 30, 2022
Numerator:
Revenues	$111,562,907	$76,823,722
Voyage expenses	(298,383)	(775,545)
Time charter equivalent	$111,264,524	$76,048,177

Pool adjustment*	895,272	(514,015)
Time charter equivalent excluding pool adjustment*	$112,159,796	$75,534,162

Denominator:
Operating days	2,175	1,920
TCE rate:
Time charter equivalent rate	$51,156	$39,608
TCE rate excluding pool adjustment*	$51,568	$39,341

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended
	June 30, 2023	June 30, 2022
Company Methodology:
Operating Days	2,175	1,920
Fleet Utilization	98.0%	95.9%
Time charter equivalent rate	$51,156	$39,608

Alternate Methodology:
Operating Days	2,218	1,988
Fleet Utilization	100.0%	99.3%
Time charter equivalent rate	$50,164	$38,254

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2023	June 30, 2022
Net income	$51,721,137	$24,847,720
Unrealized gain on derivatives	(2,859,274)	(2,454,234)
Adjusted net income	$48,861,863	$22,393,486

Earnings per common share—diluted	$1.28	$0.62
Unrealized gain on derivatives	(0.07)	(0.06)
Adjusted earnings per common share—diluted	$1.21	$0.56

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	June 30, 2023	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$155,548,745	$148,797,232
Trade receivables, net and accrued revenues	4,373,141	3,282,256
Due from related parties	67,737,508	73,070,095
Inventories	2,377,543	2,642,395
Prepaid expenses and other current assets	11,425,045	8,507,007
Total current assets	241,461,982	236,298,985
Fixed assets
Vessels, net	1,250,577,538	1,263,928,605
Other fixed assets, net	48,213	48,213
Total fixed assets	1,250,625,751	1,263,976,818
Other non-current assets
Deferred charges, net	11,196,123	8,367,301
Derivative instruments	12,137,819	9,278,544
Due from related parties—non-current	24,200,000	20,900,000
Restricted cash—non-current	76,220	76,418
Operating lease right-of-use assets	152,309,717	158,179,398
Available-for-sale securities	11,307,104	11,366,838
Other non-current assets	364,483	469,227
Total assets	$1,703,679,199	$1,708,913,529
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$11,267,768	$10,807,376
Accrued expenses	6,916,466	5,637,725
Due to related parties	242,778	168,793
Deferred income	278,128	208,558
Current portion of long-term operating lease liabilities	23,562,139	23,407,555
Current portion of long-term debt	53,217,116	53,110,676
Dividends payable	1,146,934	1,255,861
Total current liabilities	96,631,329	94,596,544
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	591,226,676	604,256,670
Long-term operating lease liabilities	128,760,545	134,782,483
Other long-term liabilities	1,451,940	1,431,510
Total long-term liabilities	721,439,161	740,470,663
Total liabilities	818,070,490	835,067,207
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,654,343 and 51,630,593 shares issued, 40,392,282 and 40,382,730 shares outstanding (net of treasury stock), as of June 30, 2023 and March 31, 2023, respectively	516,544	516,306
Additional paid-in-capital	765,159,661	764,383,292
Treasury stock, at cost; 11,262,061 and 11,247,863 shares as of June 30, 2023 and March 31, 2023, respectively	(123,249,465)	(122,896,838)
Retained earnings	243,181,969	231,843,562
Total shareholders’ equity	885,608,709	873,846,322
Total liabilities and shareholders’ equity	$1,703,679,199	$1,708,913,529

Conference Call

A conference call to discuss the results will be held on Wednesday, August 2, 2023 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13740308. The replay will be available until August 9, 2023, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-six modern VLGCs, including four dual-fuel LPG vessels. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividend referenced in this release is an irregular dividend. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.